March 2013 Filed pursuant to Rule 433 dated March 6, 2013 relating to Preliminary Pricing Supplement No. 645 dated March 6, 2013 to Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018
The securities offered are senior unsecured obligations of Morgan Stanley, do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount.  On each annual observation date, the performance of Dow Jones Industrial AverageSM, which we refer to as the index, will be observed and if the index has appreciated by at least one of the specified lock-in levels, a lock-in event will have occurred, as described below.  If a lock-in event has occurred on any of the annual observation dates, the payment at maturity will be based on the greater of (i) the highest lock-in level achieved on any of the annual observation dates and (ii) the index percent change as measured on the final observation date.  However, if a lock-in event has not occurred on any observation date, the payment at maturity will be based solely on the index closing value on the final observation date and, if the index has declined by more than the buffer amount of 15% from the initial index value, the payment due at maturity will be less than the stated principal amount by an amount proportionate to such decline beyond the buffer amount.  Investors may lose up to 85% of the stated principal amount of the securities.  The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the lock-in and buffer features that in each case apply only under certain specific circumstances, as described herein.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	March 28, 2018
Underlying index:	Dow Jones Industrial AverageSM (the “index”)
Aggregate principal amount:	$
Lock-in event:
With respect to each annual observation date, if the index closing value on such date has increased by at least one of the specified lock-in levels from the initial index value, a lock-in event will have occurred and the lock-in level achieved for such observation date will be determined as follows:
o    if the index closing value has increased by at least 20% but by less than 30% from the initial index value, the lock-in level for such observation date will be 20%;
o    if the index closing value has increased by at least 30% but by less than 40% from the initial index value, the lock-in level for such observation date will be 30%;
o    if the index closing value has increased by at least 40% but by less than 50% from the initial index value, the lock-in level for such observation date will be 40%; and
o   if the index closing value has increased by at least 50% from the initial index value, the lock-in level for such observation date will be 50%.

Payment at maturity:
At maturity, your payment per security will vary depending on whether or not a lock-in event has occurred, as follows:
•      if a lock-in event has occurred on any of the observation dates, your payment at maturity will equal $1,000 + ($1,000 × the greater of (a) the highest lock-in level achieved on any observation date and (b) the index percent change).
•      if a lock-in event has not occurred on any observation date, your payment at maturity will be based solely on the final index value and will equal:
o    if the final index value is greater than the initial index value, $1,000 + ($1,000 × index percent change);
o    if the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, meaning the index value has remained unchanged or has declined by an amount less than or equal to the buffer amount of 15% from the initial index value: $1,000; or
o    if the final index value is less than 85% of the initial index value, meaning the index value has declined by more than the buffer amount of 15% from the initial index value $1,000 × (index performance factor + buffer amount).
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the payment at maturity be less than $150 per security.

Buffer amount:	15%
Terms Continued:	Please see page 2 of these preliminary terms for further summary terms of the securities.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per security	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $    for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $   per security.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.  Please also see “Additional Information About the Securities” at the end of this document.

Preliminary Pricing Supplement No. 645 dated March 6, 2013	Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011	Prospectus dated November 21, 2011

Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018

SUMMARY TERMS	Continued from cover page
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the final observation date
Observation dates:
March 23, 2014, March 23, 2015, March 23, 2016, March 23, 2017 and March 23, 2018, subject to adjustment for non-index business days and certain market disruption events.  We also refer to March 23, 2018 as the final observation date.

Minimum payment at maturity:	$150 (15% of the stated principal amount)
Index performance factor:	final index value / initial index value
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	March 25, 2013
Original issue date:	March 28, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61761JDT3 / US61761JDT34
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”

March 2013	Page 2

Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018

Investment Summary

Lock-in Buffered Securities

The Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018 (the “securities”) can be used:

▪
As an alternative to direct exposure to the index that provides an opportunity to “lock in” all or a portion of the appreciation of the index if the index has appreciated by at least 20% from the initial index value on any annual observation date and to otherwise participate in any appreciation of the index over the term of the securities; and

▪	To obtain a buffer against a specified, limited level of negative performance in the index as measured on the final observation date.

If a lock-in event has not occurred on any of the observation dates and the final index value has declined from the initial index value by more than the buffer amount of 15%, the securities are exposed on a 1:1 basis to the percentage decline of the final index value from the initial index value beyond the buffer amount.  Accordingly, 85% of your principal is at risk.

Maturity:	5 years
Maximum payment at maturity:	None
Buffer amount:	15%
Minimum payment at maturity:	$150 per security (15% of the stated principal amount). Investors may lose up to 85% of the stated principal amount of the securities.
Coupon:	None

Key Investment Rationale

This 5-year investment offers investors exposure to the performance of Dow Jones Industrial AverageSM.  On each annual observation date over the term of the securities, the performance of the index will be measured, and if the index has appreciated by at least one of the specified lock-in levels, a lock-in event will have occurred.  If a lock-in level has occurred on any observation date, the payment at maturity on the securities will be based on the greater of (i) the highest lock-in level achieved over the term of the securities and (ii) the index percent change, as measured on the final observation date.  However, if a lock-in event has not occurred on any observation date, the payment at maturity will be based solely on the final index value, and if the final index value has declined from the initial index value by more than the buffer amount of 15%, the payment at maturity will be less than the stated principal amount by an amount proportionate to such decline beyond the buffer amount.  You could lose up to 85% of the stated principal amount of the securities.

Upside Scenario 1 (a lock-in event has occurred)
A lock-in event has occurred on one or more of the observation dates. At maturity, the securities pay an amount equal to the sum of (i) the stated principal amount of $1,000 and (ii) the stated principal amount times the greater of (a) the highest lock-in level achieved on any observation date and (b) the index percent change as measured on the final observation date.

Upside Scenario 2 (a lock-in event has not occurred)
A lock-in event has not occurred on any observation date, and the final index value is greater than the initial index value.  The payment at maturity for each security will be equal to the sum of (i) the stated principal amount of $1,000 and (ii) the stated principal amount times the index percent change.

Par Scenario (a lock-in event has not occurred)
A lock-in event has not occurred on any observation date, and the final index value is less than or equal to the initial index value but greater than or equal to 85% of the initial index value, which means that the index has remained unchanged or depreciated by no more than the buffer amount of 15% from the initial index value.  The payment at maturity will be $1,000 per security.

Downside Scenario (a lock-in event has not occurred)
A lock-in event has not occurred on any observation date, and the final index value is less than 85% of the initial index value, which means that the index has depreciated by more than the buffer amount of 15%. You will lose 1% for every 1% decline beyond the buffer amount of 15%, subject to the minimum payment at maturity of $150 per security.  You could lose up to 85% of your initial investment in the securities.

March 2013	Page 3

Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018

How the Securities Work

The following examples illustrate the payment at maturity on the securities for a range of hypothetical index closing values on each annual observation date, including the final observation date.  The examples are based on the following terms:

Stated principal amount:	$1,000 per security
Buffer amount:	15%
Minimum payment at maturity:	$150 per security (15% of the stated principal amount)
Hypothetical initial index value:	14,000. The actual initial index value will be determined on the pricing date.

In Examples 1 and 2, lock-in events have occurred on one or more of the annual observation dates. The payment at maturity is therefore calculated based on the greater of (i) the highest lock-in level achieved on any observation date and (ii) the index percent change as of the final observation date.  In examples 3, 4 and 5, lock-in events have not occurred on any of the annual observation dates and therefore the payment at maturity is based solely on the final index value.

	Example 1			Example 2
Observation date	Index closing value	Percent change from the initial index value	Lock-in level achieved	Index closing value	Percent change from the initial index value	Lock-in level achieved
#1	15,400	10%	N/A	15,120	8%	N/A
#2	16,940	21%	20%	16,100	15%	N/A
#3	19,460	39%	30%	17,080	22%	20%
#4	14,700	5%	N/A	18,200	30%	30%
#5 (final observation date)	13,720	-2%	N/A	19,880	42%	40%

In Example 1, the index appreciates by at least one of the specified lock-in levels as of the second and third observation dates, and so lock-in events have occurred on these observation dates.  The highest lock-in level achieved is 30%, which is achieved on the third observation date.  The index then depreciates in value and the final index value is less than the initial index value.  However, because a lock-in event has occurred with respect to at least one of the observation dates, investors benefit from the highest lock-in level even though the final index value is less than the initial index value.  Because a lock-in event has occurred on at least one of the annual observation dates, your payment at maturity is calculated as follows:

$1,000 + ($1,000 x greater of (a) highest lock-in level achieved on any observation date and (b) index percent change)
=	$1,000 + ($1,000 x greater of (a) 30% and (b) -2%)
=	$1,000 + ($1,000 x 30%)
=	$1,300

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Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018

In Example 2, lock-in events have occurred on the third, fourth and final observation dates, and the highest lock-in level achieved is 40%.  On the final observation date, the index percent change is (19,880 – 14,000) / 14,000 = 42%, which is higher than the highest lock-in level achieved.  Therefore, your payment at maturity is calculated as follows:

$1,000 + ($1,000 x greater of (a) highest lock-in level achieved on any observation date and (b) index percent change)
=	$1,000 + ($1,000 x greater of (a) 40% and (b) 42%)
=	$1,000 + ($1,000 x 42%)
=	$1,420

In this example, because the index percent change is greater than the highest achieved lock-in level, investors receive a return based on the index percent change as determined on the final observation date.

	Example 3			Example 4
Observation date	Index closing value	Percent change from the initial index value	Lock-in level achieved	Index closing value	Percent change from the initial index value	Lock-in level achieved
#1	13,720	-2%	N/A	13,720	-2%	N/A
#2	14,420	3%	N/A	14,420	3%	N/A
#3	15,120	8%	N/A	13,300	-5%	N/A
#4	16,660	19%	N/A	12,600	-10%	N/A
#5 (final observation date)	15,400	10%	N/A	12,320	-12%	N/A

	Example 5
Observation date	Index closing value	Percent change from the initial index value	Lock-in level achieved
#1	16,100	15%	N/A
#2	12,600	-10%	N/A
#3	11,900	-15%	N/A
#4	10,500	-25%	N/A
#5	8,400	-40%	N/A

In Example 3, even though the index has appreciated as of the second, third, fourth and final observation dates, because the appreciation as measured on each such date is not greater than or equal to any of the lock-in levels, a lock-in event has not occurred on any observation date.  On the final observation date, the index percent change is (15,400 – 14,000) / 14,000 = 10%. Because a lock-in event has not occurred on any annual observation date and the final index value is greater than the initial index value, the payment at maturity is calculated as follows:

$1,000 + ($1,000 x index percent change)
=	$1,000 + ($1,000 x 10%)
=	$1,100

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Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018

In this example, although the index appreciates from the initial index value as of several observation dates, such appreciation is not sufficient to trigger a lock-in event.  Therefore, investors do not benefit from the lock-in feature of the securities, and the payment at maturity is based solely upon the index percent change as of the final observation date.

In Example 4, a lock-in event has not occurred on any observation date, and the final index value is less than the initial index value.  Because a lock-in event has not occurred and the final index value has decreased from the initial index value by an amount less than or equal to the buffer amount of 15%, the payment at maturity is the stated principal amount of $1,000.

In Example 5, a lock-in event has not occurred on any observation date, and the final index value is less than the initial index value.  Because a lock-in event has not occurred and the final index value has decreased from the initial index value by more than the buffer amount of 15%, the payment at maturity is calculated as follows:

$1,000 x (index performance factor + buffer amount)
=	$1,000 x [(final index value / initial index value) + buffer amount]
=	$1,000 x [(8,400 / 14,000) + 15%]
=	$750

In this example, although the index has appreciated significantly as of the first observation date, such appreciation is nevertheless not sufficient to trigger a lock-in event.  Because a lock-in event has not occurred on any of the observation dates, investors do not benefit from the lock-in feature of the securities and lose a portion of their initial investment at maturity.

If a lock-in event does not occur on any of the annual observation dates and the final index value decreases from the initial index value by more than the buffer amount, the payment at maturity will be less, and possibly significantly less, than the stated principal amount.  Investors may lose up to 85% of their initial investment in the securities.

March 2013	Page 6

Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest and provide a minimum payment at maturity of only 15% of your principal.  The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest, and the securities provide a minimum payment at maturity of only 15% of the stated principal amount.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on whether a lock-in event has occurred on any of the annual observation dates during the term of the securities as well as the index closing value on the final observation date.  If a lock-in event has not occurred on any of the observation dates and the final index value decreases by more than the buffer amount of 15% from the initial index value, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the index beyond the buffer amount, and you will lose money on your investment.  You could lose up to 85% of the stated principal amount of the securities.  See "How the Securities Work " above.

▪
Investors will not benefit from the lock-in feature unless the index has appreciated by at least one of the specified lock-in levels on one of the annual observation dates. A lock-in event will have occurred only if the index has appreciated from its initial index value by at least one of the specified lock-in levels on one of the annual observation dates.  As the lowest lock-in level is 20%, even if the index appreciates prior to an observation date but then drops by such observation date such that the appreciation of the index, if any, is less than the lowest lock-in level of 20%, a lock-in event will not have occurred.  If a lock-in event has not occurred during the term of the securities, the payment at maturity on the securities will be based solely on the index closing value on the final observation date.  Although the actual index closing value on the stated maturity date or at other times during the term of the securities may be higher than the index closing value on the observation dates, including the final observation date, the determination of whether or not a lock-in event has occurred will be based solely on the index closing value on the observation dates.

▪
The market price of the securities will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the value of the index at any time,

o	whether or not a lock-in event has occurred on any observation date,

o	the volatility (frequency and magnitude of changes in value) of the index,

o	dividend rates on the securities underlying the index,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,

o	the time remaining until the maturity of the securities,

o	the composition of the index and changes in the constituent stocks of the index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.

You cannot predict the future performance of the index based on its historical performance.  There can be no assurance that you will not suffer a loss on your initial investment in the securities.

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Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley's ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley's credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Investing in the securities is not equivalent to investing in the index. Investing in the securities is not equivalent to investing in the index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

▪
Adjustments to the index could adversely affect the value of the securities.  Dow Jones Indexes is responsible for calculating and maintaining the index.  Dow Jones Indexes can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index.  Any of these actions could adversely affect the value of the securities.

Dow Jones Indexes may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the relevant observation dates of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance of the index.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value, the index closing value on each observation date (including the final observation date), whether a lock-in event has occurred on any observation date, the index percent increase or the index performance factor, as applicable, and the payment that you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you at maturity.

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Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index.  Some of our subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the value at which the index must close on any observation date for a lock-in event to occur and, if a lock-in event has not occurred, the value at which the index must close on the final observation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the observation dates, could adversely affect the value of the index on the observation dates and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain a buffer or a provision similar to the “lock-in” feature.  In addition, if a lock-in event occurs, it is possible that a U.S. Holder would be treated as exchanging the securities for debt instruments subject to Treasury regulations governing contingent payment debt instruments.  In such event, a U.S. Holder would likely be required to recognize capital gain upon the occurrence of a lock-in event, and the timing and character of income on the securities after the lock-in event would be significantly affected.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Lock-in Buffered Securities Based on the Value of the Dow Jones Industrial AverageSM due March 28, 2018

Dow Jones Industrial AverageSM Overview
The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC, as representative of the broad market of U.S. industry..  For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

Information as of market close on March 4, 2013:

Bloomberg Ticker Symbol:	INDU
Current Index Value:	14,127.82
52 Weeks Ago:	12,977.57
52 Week High: (on 3/4/2013)	14,127.82
52 Week Low: (on 6/4/2012)	12,101.46

The following graph sets forth the daily closing value of the index for the period from January 1, 2008 through March 4, 2013.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the index for each quarter in the same period.  The closing value of the index on March 4, 2013, 2013 was 14,127.82.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of the index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on the observation dates.

Dow Jones Industrial AverageSM Daily Index Closing Values January 1, 2008 to March 4, 2013, 2013

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Dow Jones Industrial AverageSM	High	Low	Period End
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,577.51	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter	12,724.41	10,719.94	10,913.38
Fourth Quarter	12,294.00	10,655.30	12,217.56
2012
First Quarter	13,252.76	12,217.56	13,212.04
Second Quarter	13,279.32	12,101.46	12,880.09
Third Quarter	13,596.93	12,573.27	13,437.13
Fourth Quarter	13,610.15	12,542.38	13,104.14
2013
First Quarter (through March 4, 2013)	14,127.82	13,104.14	14,127.82

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC and have been licensed for use by Morgan Stanley.  See “Dow Jones Industrial AverageSM—License Agreement between Dow Jones Indexes and Morgan Stanley” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Denominations:	$1,000 and integral multiples thereof
Underlying index publisher:	Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index Services LLC or any successor publisher of the Index.
Postponement of maturity date:
If the scheduled final observation date is not an index business day or if a market disruption event occurs on that day so that the final observation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that final observation date as postponed.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪    Subject to the discussion below concerning a lock-in event, a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Although we believe that the occurrence of a lock-in event should not affect the tax treatment of the securities, there is no assurance that the IRS or a court will agree with us.  For example, if a lock-in event occurs, it is possible that a U.S. Holder would be treated as exchanging the securities for debt instruments subject to Treasury regulations governing contingent payment debt instruments.  In such event, a U.S. Holder would likely be required to recognize capital gain upon the occurrence of a lock-in event, and the timing and character of income on the securities after the lock-in event would be significantly affected.  You should consult your tax adviser regarding the tax consequences of the occurrence of a lock-in event.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, the consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying

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preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in stocks of the index, futures and options contracts on the index, any component stocks of the index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the value of the index on the pricing date, and therefore increase the value at which the index must close on any observation date for a lock-in event to occur and, if a lock-in event has not occurred, the value at which the index must close on the final observation date so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the observation dates, by purchasing and selling the stocks constituting the index, futures or options contracts on the index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church

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plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers and their financial advisors will collectively receive from the agent a fixed sales commission of $    for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $   per security.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the preliminary pricing supplement, prospectus supplement and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the preliminary pricing supplement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.

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You may get these documents without cost by visiting EDGAR on the SEC web site
at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Preliminary Pricing Supplement No. 645 dated March 6, 2013
Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the preliminary pricing supplement, in the prospectus supplement, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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